Exhibit 99.1

ATWOOD OCEANICS ANNOUNCES CONTRACT EXTENSION
FOR THE ATWOOD ORCA

FOR IMMEDIATE RELEASE
HOUSTON, October 28, 2015-- Atwood Oceanics, Inc. (NYSE: ATW) announced today that one of its subsidiaries had agreed to a nine-month extension and rate adjustment to its existing contract with Mubadala Petroleum (SE Asia) Limited (“Mubadala Petroleum”) for the ultra-premium jackup, the Atwood Orca, effective November 1, 2015. The Atwood Orca commenced its drilling services contract with Mubadala Petroleum for operations offshore Thailand on April 29, 2013. The extension continues the drilling services until the new contract end date of October 28, 2016. Additionally, the agreement adjusts the operating day rate to approximately $85,000 from November 1, 2015 until the new contract end date.
Atwood Oceanics, Inc. is a leading offshore drilling contractor engaged in the drilling and completion of exploratory and developmental wells for the global oil and gas industry. The Company currently owns 11 mobile offshore drilling units and is constructing two ultra-deepwater drillships. The Company was founded in 1968 and is headquartered in Houston, Texas. Atwood Oceanics, Inc. common stock is traded on the New York Stock Exchange under the symbol "ATW."
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Contact: Mark W. Smith
Senior Vice President and CFO
(281) 749-7840

Forward Looking Statements

Statements contained in this press release with respect to the future, including the day rate and date through which the contract extends, are forward-looking statements. These statements reflect management's reasonable judgment with respect to future events. Forward-looking statements are subject to numerous risks, uncertainties and assumptions and actual results could differ materially from those anticipated as a result of various factors including: uncertainties related to the level of activity in offshore oil and gas exploration and development; oil and gas prices; competition and market conditions in the contract drilling industry; our ability to enter into and the terms of future contracts; possible cancelation or suspension of drilling contracts; the availability of qualified personnel; labor relations; operating hazards and risks; terrorism and political and other uncertainties inherent in foreign operations (including risk of war, civil disturbances, seizure or damage to equipment and exchange and currency fluctuations); the impact of governmental and industry laws and regulations; and environmental matters. These factors and others are described and discussed in our most recently filed annual report on Form 10-K, in our Forms 10-Q for subsequent periods and in our other filings with the Securities and Exchange Commission which are available on the SEC's website at www.sec.gov. Each forward looking statement speaks only as of the date of the particular statement and we undertake no duty to update the content of this press release or any forward-looking statement contained herein to conform the statement to actual results or to reflect changes in our expectations.